  UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

  FORM 8-K

  CURRENT REPORT

  Pursuant to Section 13 or 15 (d) of the
  Securities Exchange Act of 1934

  Date of Report: July 12, 2000

  FIRST PLACE FINANCIAL CORP.
  (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25049 (Commission File Number)	34-1880130 (IRS Employer Identification #)

185 E. Market Street, Warren, OH (Address of principal executive offices)		44482 (Zip Code)

  Registrant's telephone number, including are code (330) 373-1221

  N/A
  (Former name or former address, if changed since last report)

Item 5	Other Events

On June 26, 2000, the Company issued the following press release:

First Place Financial Corp. Announces Share Repurchase Program and
Regular Dividend Increase

Warren, Ohio, June 26, 2000 - First Place Financial Corp. (NASDAQ: FPFC) announced today that it will repurchase 5%, or 533,959, of its outstanding shares of common stock in open market transactions over the next six months. The shares will be purchased at prevailing market prices with the repurchase program commencing on or after July 24, 2000. The board of directors approved the repurchase program in view of current economic and market factors, alternate investment strategies and the strong capital position of the Company. The Company believes that at current market prices, the repurchase program represents an opportunity to enhance shareholder value.

Additionally, at its meeting of June 19, 2000, the Company's board of directors increased its regular quarterly dividend from 7.5 cents per share to 10 cents per share. The dividend is payable on July 21, 2000 to shareholders of record on July 7, 2000.

First Place President and CEO, Steven R. Lewis, said, "With today's announcement, the closing of our acquisition of Ravenna Savings Bank and the announcement of the merger of equals with FFY Financial Corp., we hope to send a message to our shareholders that we are committed to active capital management, earnings growth and share appreciation. We will look again to increase our quarterly dividend after closing the FFY merger.

First Place Financial Corp. is the parent of First Federal Savings and Loan Association of Warren. The company currently has sixteen full service offices located throughout Trumbull, Mahoning and Portage counties along with six loan production offices spread throughout Northeastern Ohio. Additional information about the company can be obtained on the company's web site: firstfederalofwarren.com.

  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: July 12, 2000	By:	/s/ Steven R. Lewis
Steven R. Lewis, President and CEO